Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand Enters into Agreement with Proximagen for CXCR4 Target

SAN DIEGO (September 17, 2010) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has transferred exclusive license rights to Proximagen Limited (AIM: PRX) for a series of compound hits related to the CXCR4 target with application for a number of indications including those related to the central nervous system. Ligand will receive an upfront payment and continue to be entitled to receive potential future milestone and royalty payments.

“This agreement with Proximagen partially monetizes a program acquired in our 2008 acquisition of Pharmacopeia, and restarts another research collaboration with significant commercial potential in Ligand’s portfolio of fully funded and royalty-bearing programs” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals.

The transfer of exclusive rights was made under a novation agreement that stems from a 2004 drug discovery alliance between Pharmacopeia and Swedish Orphan Biovitrum AB (formerly known as Biovitrum AB), whereby Pharmacopeia’s compound library was accessed to identify and optimize leads. By virtue of the novation agreement, Proximagen becomes a party to the 2004 agreement in place of Swedish Orphan Biovitrum AB with respect to the CXCR4 compounds.

About Ligand Pharmaceuticals Incorporated

Ligand discovers and develops new drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, inflammatory diseases, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline (GSK), Merck, Pfizer, Roche, Bristol-Myers Squibb and AztraZeneca, and more than 30 programs are in various stages of development.

About Proximagen Limited

Proximagen is a leading biotechnology company committed to developing novel drugs and innovative new treatments for disorders of the central nervous system, bringing new hope to patients and value to its shareholders. Founded in 2003 as a spin-out from King’s College London, Proximagen joined the Alternative Investment Market of the London Stock Exchange in March 2005.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that any product in the Ligand or Proximagen pipelines will be successfully developed, that regulatory approvals will be granted, that patient and physician acceptance of these products will be achieved, that final results of human clinical trials will be consistent with any interim results or that final results will be supportive of regulatory approvals required to market products. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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